SETTLEMENT AGREEMENT

This Settlement Agreement (this “Settlement Agreement”) is entered into as of February 20, 2012, by and between 4Kids Entertainment Inc., as debtor in possession (“4Kids”), on the one part, and TV-Tokyo Corporation (“TV-Tokyo”), Nihon Ad Systems, Inc. (“NAS”) and Asatsu-DK Inc. (“ADK” and, together with TV-Tokyo and NAS, “Plaintiffs”), on the other part.

RECITALS

WHEREAS, 4Kids and TV-Tokyo and NAS are parties (together with ADK each a “Party” and, together, the “Parties”) to that certain Amended and Restated Yu-Gi-Oh! Agreement dated as of July 1, 2008 (as amended, modified or restated from time to time, the “2008 Agreement”), pursuant to which 4Kids serves as licensee of the popular Yu-Gi-Oh! series of animated television programs; and

WHEREAS, on March 24, 2011, NAS and TV Tokyo filed a complaint in the United States District Court for the Southern District of New York (the “District Court”) commencing a civil action against 4Kids, TV Tokyo Corporation and Nihon Ad Systems, Inc. v. 4Kids Entertainment, Inc., 1:11-cv-02069-RJH (the “Civil Action”); and

WHEREAS, on April 6, 2011, 4Kids and certain of its affiliates1 filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101-1532 (“Bankruptcy Code”), commencing cases pending in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), In re: 4Kids  Entertainment, Inc., et al., 11-11607 (SCC) (collectively, the “Chapter 11 Cases”) after which the Civil Action was transferred to the Bankruptcy Court, where it is pending as Adv. Pro. No. 11-02225 (SCC) (the “Adversary Proceeding”); and

1           The 4Kids debtor affiliates include: 4Kids Ad Sales, Inc.; 4Kids Digital Games, Inc.; 4Kids Entertainment Home Video, Inc.; 4Kids Entertainment Licensing, Inc.; 4Kids Entertainment Music, Inc.; 4Kids Productions, Inc.; 4Kids Technology, Inc.; 4Kids Websites, Inc.; 4Sight Licensing Solutions, Inc.; The Summit Media Group, Inc.; and World Martial Arts Productions, Inc. (together, the “4Kids Affiliates”).

WHEREAS, on June 10, 2011, 4Kids filed an answer and counterclaims against the Plaintiffs in the Adversary Proceeding; and

WHEREAS, on December 29, 2011, following a trial before the Bankruptcy Court with respect to certain issues in the Adversary Proceeding, the Bankruptcy Court issued Post-Trial Findings of Fact and Conclusions of Law; and

WHEREAS, the parties have engaged in extensive negotiations in an attempt to settle and resolve all rights and claims between them, including the issues raised by the claims and counterclaims in the Adversary Proceeding, without the necessity of additional litigation; and

WHEREAS, in view of the risks and costs associated with litigation, and the claims, counterclaims and defenses asserted, the Parties now wish to settle the Adversary Proceeding and all other rights, claims and disputes between them on the terms set forth below.

NOW THEREFORE, in consideration of the mutual promises and covenants made herein and for other good and valuable consideration, the adequacy and sufficiency of which are acknowledged, the Parties agree as follows:

AGREEMENT
1. Court Approval.  This Settlement Agreement is contingent upon the entry of an order that becomes final and non-appealable (the “Final Order”) approving this Settlement Agreement (the date such order becomes final and non-appealable, the “Effective Date”).  4Kids will file a motion under Bankruptcy Rule 9019, in the form heretofore approved by the Plaintiffs, requesting approval for this Settlement Agreement.  Notwithstanding the foregoing, each of 4Kids, the 4Kids Affiliates and the Plaintiffs agree that it will not take any action (including without limitation, initiating any legal proceeding) that would interfere in any material respect with or be inconsistent with, or that would hinder or delay Bankruptcy Court approval or consummation of this Settlement Agreement.

2. 2008 Agreement.  The Parties acknowledge and agree that the 2008 Agreement was not terminated, remains valid, binding and legally enforceable in accordance with its terms and is property of 4Kids’ bankruptcy estate.  Nothing herein shall be construed to modify the terms of the 2008 Agreement or 4Kids’ rights thereunder.

3. Payment.  Within three  (3) business days after the Effective Date, the Plaintiffs shall pay to 4Kids the sum of US $8,000,000, in immediately available funds by wire transfer to the following account:

Bank Name:     JPMorgan Chase

Acct Name:      4 Kids Entertainment Licensing, Inc.

Acct No.:          323-274110

ABA No.:          021000021

Swift Code:      CHASUS 33

4. Bankruptcy Claims.  Plaintiffs shall not assert any claims (including but not limited to, all obligations, allegations of wrongdoing of any type, actions, suits, debts, liens, contracts, liabilities, agreements, costs, expenses, or losses of any type, whether known or unknown, fixed or contingent, whether arising by contract or otherwise, claims or causes of action) against 4Kids, the 4Kids Affiliates or the bankruptcy estates of any of the foregoing.  For the avoidance of doubt, the foregoing shall include any monetary or non-monetary defaults whether arising under the Bankruptcy Code or otherwise.  As of the Release Date (as defined herein), any or all claims filed by the Plaintiffs or scheduled by 4Kids or the 4Kids Affiliates on behalf of the Plaintiffs are hereby withdrawn and Epiq Bankruptcy Solutions, LLC is directed to amend the claims registers of 4Kids or the 4Kids Affiliates, as applicable, to reflect the terms of this Settlement Agreement.

5. Dismissal With Prejudice.  On or promptly following the Effective Date, the Parties shall request that the Adversary Proceeding, including all claims by Plaintiffs against 4Kids and all counterclaims by 4Kids against Plaintiffs, (and, if still pending, the Civil Action) be dismissed in its entirety, with prejudice, on the terms set forth in the proposed stipulation attached as Exhibit A hereto, and shall cooperate and take such steps as may be required to obtain such dismissal(s).

6. Releases.  Upon receipt by 4Kids of payment in full from the Plaintiffs as set forth in paragraph 3 above (the “Release Date”), the Parties shall be deemed to have fully and completely released all claims against each other as follows:

Release in favor of 4Kids.  Subject to Paragraphs 7 hereof, each Licensor hereby releases and forever discharges 4Kids, the 4Kids Affiliates, the debtors’ estates in the Chapter 11 Cases, and the directors, officers, shareholders, managers, members, employees, attorneys, accountants, professionals, agents and representatives of each of the foregoing, together with the successors and assigns of any of the foregoing, from any and all claims, demands, counterclaims, actions, causes of action, lawsuits, proceedings, adjustments, offsets, recoupments, contracts, obligations, liabilities, controversies, costs, expenses, interest, actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, attorneys’ fees and losses whatsoever, whether in law, in admiralty, in bankruptcy, or in equity, and whether based on any federal law, state law, common law right of action or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, direct or derivative, accrued or not accrued based upon wrongful or other acts, omissions, conduct or other matters occurring prior to or existing on the Release Date, which they ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever, as they relate to the relationship between or among Plaintiffs, 4Kids and the 4Kids Affiliates from the beginning of the world to the Release Date; provided, however, that nothing herein shall constitute a release or discharge of any obligations under this Settlement Agreement.

Release of Plaintiffs.  Subject to Paragraphs 7 hereof, 4Kids and the 4Kids Affiliates each hereby releases and forever discharges the Plaintiffs, and the directors, officers, shareholders, managers, members, employees, attorneys, accountants, professionals, agents and representatives of each of the foregoing, together with the successors and assigns of any of the foregoing, from any and all claims, demands, counterclaims, actions, causes of action, lawsuits, proceedings, adjustments, offsets, recoupments, contracts, obligations, liabilities, controversies, costs, expenses, interest, actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, attorneys’ fees and losses whatsoever, whether in law, in admiralty, in bankruptcy, or in equity, and whether based on any federal law, state law, common law right of action or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, direct or derivative, accrued or not accrued based upon wrongful or other acts, omissions, conduct or other matters occurring prior to or existing on the Release Date which they ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever, as they relate to the relationship between or among Plaintiffs, 4Kids and the 4Kids Affiliates from the beginning of the world to the Release Date; provided, however, that nothing herein shall constitute a release or discharge of any obligations under this Settlement Agreement.  For sake of clarity, except as to money previously returned to 4Kids by Plaintiffs prior to the Effective Date, 4Kids releases all claims to, and will not seek to recover as a preference or in any other way, any moneys paid to Plaintiffs prior to the Effective Date, including but not limited to moneys paid during or before the commencement of the Bankruptcy Proceeding.

7. Unreleased Claims.  Nothing in Paragraph 6 hereof shall be deemed to release or discharge any of the following:

a.
Any indemnification claim of any nature that a Party (the “Asserting Party”) has or may have against another Party for breach of any warranty or representation (including, by way of example but not limitation, in Paragraph 11 of the 2008 Agreement) made in the 2008 Agreement or in the Yu-Gi-Oh! Agreement among the Parties dated April 18, 2001 (“2001 Agreement”), provided that such claim of the Asserting Party arises out of a claim made by a non-party to this Settlement Agreement;

b.
Any indemnification claim of any nature that the Asserting Party has or may have against another Party arising from any breach of any warranty, representation or obligation in any other license agreement or other agreement affecting the Yu-Gi-Oh property, provided that such claim of the Asserting Party arises out of a claim made by a non-party to this Settlement Agreement;

c.	4Kids’ payment obligations under Paragraph 1(c) of the 2008 Agreement with respect to any Yu-Gi-Oh episodes delivered prior to the Effective Date;
d.
4Kids’ use of the balance of unrecouped advances to offset any portion of Gross Income owed to Plaintiffs under the 2008 Agreement.  The Parties agree that, as of December 31, 2011, the balance of 4Kid’s unrecouped advances or other payments to the Plaintiffs pursuant to the 2008 Agreement was US $1,151,989.

8. Protective Order.  All information exchanged between the Parties in the Adversary Proceeding pursuant to the Stipulation and Agreed Protective Order Governing Production and Use of Confidential and Highly Confidential Information in Connection with Adversary Proceeding [Docket No. 15] (the “Protective Order”) shall continue to be maintained in accordance therewith.  All communications among and between any of 4Kids, Plaintiffs and Konami Corporation comprising settlement discussions or negotiations in connection with settlement of the Adversary Proceeding shall be deemed “Confidential” under the Protective Order and shall be treated as Confidential pursuant to the terms of the Protective Order; provided that, nothing herein or in the Protective Order shall prohibit 4Kids or its counsel from discussing or providing such information to the Official Committee of Unsecured Creditors appointed in these Chapter 11 Cases.  Further, nothing in this paragraph shall prohibit 4Kids, the 4Kids Affiliates, Plaintiffs or any officers, directors, employees or shareholders thereof from discussing or providing information regarding the Adversary Proceeding, other than information that is “Confidential” for purposes of the Protective Order (including, but not limited to, any information that is made Confidential by this paragraph), where needed to promote the business interests of 4Kids or Plaintiffs.

9. Press Release.  The Parties agree that, within one (1) business day after full execution of this Settlement Agreement, each party may issue a press release concerning this Settlement Agreement.  The Parties agree that 4Kids will issue its press release in the form set forth as Exhibit B hereto.  If Plaintiffs do issue a press release concerning this Settlement Agreement, Plaintiffs will provide a copy of the press release to 4Kids for it to review and approve prior to issuance.  The Parties agree that they will not comment to the press if there are inquiries about the Adversary Proceeding or its resolution except that a Party may refer to the aforementioned press release.

10.  Non-Disparagement.  The Plaintiffs shall not in any way publicly disparage 4Kids, the 4Kids Affiliates or any officers, directors, employees or shareholders thereof in connection with any matter pertaining to the 2001 Agreement, 2008 Agreement or the Adversary Proceeding.  4Kids and the 4Kids Affiliates shall not in any way publicly disparage the Plaintiffs or any officers, directors, employees or shareholders thereof in connection with any matter pertaining to the 2001 Agreement, 2008 Agreement or the Adversary Proceeding.  For purposes of this paragraph, “Plaintiffs,” “4Kids” and “4Kids Affiliates” refers to the corporate entity designated by those terms, any successor-in-interest thereto, and their respective officers and directors, employees.  Notwithstanding anything herein to the contrary, nothing in this paragraph 10 shall prevent the Parties from responding to specific inquiries of any governmental body or similar agency, from prosecuting claims arising under the Settlement Agreement or prospective claims arising after the Effective Date, or from complying with disclosure requirements under Japanese or U.S. securities laws or other applicable laws.

11. Enforcement of Settlement Agreement; Testimony.  Nothing in paragraphs 8, 9 or 10 hereof shall prohibit any Party from (a) seeking to enforce this Settlement Agreement or address a claimed breach or violation thereof or of rights pertaining thereto; or (b) giving truthful testimony under oath.

12. No Admissions.  This Settlement Agreement does not constitute an admission by any Party of any violation of any agreement or law, and the Parties expressly deny any such liability.

13. Independent Advice of Counsel.  Each Party acknowledges that it has carefully read this Settlement Agreement, including any exhibits or schedules hereto, and is executing this Settlement Agreement of its own free will and on the advice and recommendation of its own independently selected counsel.

14. Entire Agreement.  This Settlement Agreement contains the entire agreement between the Parties pertaining to the subject matter of this Settlement Agreement.  4Kids expressly acknowledges that Plaintiffs have not made any promises, agreements, or representations to it, whether written or oral, except as expressly set forth in this Settlement Agreement, including, but not limited to, any promises, agreements or representations inconsistent with the terms of this Settlement Agreement.  Plaintiffs expressly acknowledge that 4Kids has not made any promises, agreements or representations to any of them, whether written or oral, except as expressly set forth in this Settlement Agreement, including, but not limited to, any promises, agreements or representations inconsistent with the terms of this Settlement Agreement.

15. Amendments.  This Settlement Agreement may not be waived, altered, modified, changed, amended, rescinded or terminated except by an instrument in writing signed by an authorized representative of each of the Parties hereto.

16. Successors and Assigns.  The provisions of this Settlement Agreement shall be binding upon, and shall inure to the benefit of the Parties, the 4Kids Affiliates and each of the Parties’ and the 4Kids Affiliates’ respective successors and assigns, and upon all creditors and parties in interest.  4Kids expressly recognizes that TV Tokyo is the assignee of all rights owned by Television Tokyo Channel 12 Ltd. and all of 4Kids’ and 4Kids Affiliates’ obligations herein to TV Tokyo shall also inure to the benefit of Television Tokyo Channel 12 Ltd.

17. Required Approvals.  The Parties signing this Settlement Agreement hereby state that they intend to be legally bound by same and represent and warrant that the below-indicated representatives of the Parties are authorized to sign this Settlement Agreement on behalf of the Party for which they have so signed and that all appropriate approvals have been obtained.

18. No Presumption.  No presumption or burden of proof shall apply against the drafter of this Settlement Agreement with respect to its interpretation or construction.  This Settlement Agreement shall be deemed to have been jointly drafted and composed by the Parties.

19. Governing Law.  This Settlement Agreement shall be interpreted, enforced and governed exclusively by the laws of the State of New York, without regard to its choice of law rules or conflict of law provisions.

20. Jurisdiction/Venue.

a.
Any action or legal proceeding arising out of or in connection with the interpretation, breach or enforcement of this Settlement Agreement shall be adjudicated by and subject to the exclusive jurisdiction of the Bankruptcy Court, and the Parties hereby submit to the core jurisdiction of the Bankruptcy Court for that purpose, or if jurisdiction cannot be had in the Bankruptcy Court for that purpose, then in the District Court.  The Parties hereby consent to personal jurisdiction and venue in the Bankruptcy Court and the District Court for all such actions and proceedings.

b.
The Parties hereby expressly consent to the exercise by the Bankruptcy Court of jurisdiction with respect to approval of this Settlement Agreement.  No Party to this Settlement Agreement shall assert in any future proceeding or dispute that the Bankruptcy Court lacked jurisdiction to approve this Settlement Agreement.

21. Attorney’s Fees and Costs.  The Parties shall be responsible for their own attorneys’ fees and costs incurred as part of the Adversary Proceeding and the Chapter 11 Cases.

22. Counterparts.  The Parties agree that this Settlement Agreement may be executed in multiple counterparts, each of which, when so executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument and agreement.  Each counterpart may be delivered by facsimile transmission or by e-mailing a scanned version, and a faxed or scanned signature page shall have the same force and effect as an original signature.  The parties agree to exchange, through counsel, executed counterparts bearing original signatures as soon as practical after execution of this Settlement Agreement.

23. Cooperation.  The parties agree to cooperate fully and execute any and all necessary supplementary documents and to take all additional steps or actions that may be necessary or appropriate in order to give full force and effect to the terms and intent of this Settlement Agreement.

24. Headings.  All headings and captions herein are for convenience only and shall not be interpreted to enlarge or restrict the provisions of this Settlement Agreement.

25. Severability.  In the event that any one or more of the provisions of this Settlement Agreement shall be deemed or determined for any reason invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Settlement Agreement as if such invalid, illegal or unenforceable provision had never been contained herein, and this Settlement Agreement shall remain binding on the Parties if the general intent of the Parties under this Settlement Agreement can be carried out in all material respects.

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, each have executed this Settlement Agreement on the date below written.

4KIDS ENTERTAINMENT INC.

________________________________                                                                                         Dated:___Feb 29, 1012_________________
Name:Michael Goldstein
Title:Interim Chairman

TV-TOKYO CORPORATION

___________________________________                                                                                     Dated:____Feb 27, 2012________________
Name:  Yukio Kawasaki
Title:  General Manager

NIHON AD SYSTEMS, INC.

___________________________________                                                                                     Dated:____Feb 27, 2012________________
Name:Makoto Nakamura
Title:CEO President

ASATSU-DK INC.

___________________________________                                                                                     Dated:_____Feb 27, 2012_______________
Name:Yoji Shimizu
Title: President and Group CEO

EXHIBIT A

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re: 4KIDS ENTERTAINMENT, INC., et al.,2 Debtors.	Chapter 11 Case No. 11-11607 (SCC) (Jointly Administered) Adv. Pro. No. 11-02225 (SCC)

TV TOKYO CORPORATION and NIHON AD SYSTEMS, INC.,
Plaintiffs,
v.
4KIDS ENTERTAINMENT, INC.,
Defendant and Counterclaim-Plaintiff,
v.
ASATSU-DK INC., NIHON AD SYSTEMS, INC., TELEVISION TOKYO CHANNEL 12, LTD and TV TOKYO CORPORATION,
Counterclaim-Defendants.

STIPULATED DISMISSAL WITH PREJUDICE

Defendant/Counterclaim-Plaintiff 4Kids Entertainment, Inc. and Plaintiffs/Counterclaim-Defendants TV Tokyo Corp., and Nihon Ad Systems, Inc. and Asatsu-DK Inc. having agreed to

2           The Debtors, along with the last four digits of each Debtor’s federal tax identification number, are:  4Kids Entertainment, Inc. (1380); 4Kids Ad Sales, Inc. (6309); 4Kids Digital Games, Inc. (7645); 4Kids Entertainment Home Video, Inc. (0094); 4Kids Entertainment Licensing, Inc. (3342); 4Kids Entertainment Music, Inc. (6311); 4Kids Productions, Inc. (3593); 4Kids Technology, Inc. (8181); 4Kids Websites, Inc. (7563); 4Sight Licensing Solutions, Inc. (8897); The Summit Media Group, Inc. (2061); and World Martial Arts Productions, Inc. (8492).

a settlement of this Adversary Proceeding and all claims and counterclaims therein (the “Settlement Agreement”), and the Court having approved the Settlement Agreement, this Adversary Proceeding and all claims and counterclaims therein are hereby dismissed with prejudice, each party to bear its own respective costs and fees.
Dated:           ________________, 2012
New York, New York

_________________________________
United States Bankruptcy Judge

APPROVED AS TO FORM:

OLSHAN GRUNDMAN FROME
ROSENZWEIGG & WOLOSKY, LLP

By:________________________________
      Kyle C. Bisceglie
      65 East 55th Street
      New York, New York 10022
      Telephone:  (212) 451-2387

Attorneys for Plaintiffs / Counterclaim-Defendants TV Tokyo Corp., and Nihon Ad Systems, Inc. and Asatsu-DK Inc.

KAYE SCHOLER LLP

By:________________________________
      Paul C. Llewellyn
      425 Park Avenue
      New York, New York 10022
      Telephone:  (212) 836-7828

Attorneys for Defendant /  Counterclaim-Plaintiff 4Kids Entertainment, Inc.

EXHIBIT B

INVESTOR CONTACT

Bruce R. Foster
4Kids Entertainment, Inc. (646) 822-4258
bfoster@4kidsent.com

4Kids Entertainment, Asatsu-DK and TV Tokyo Settle Yu-Gi-Oh! Litigation

March 1, 2012 – 4Kids Entertainment, Inc. (Pink Sheets: KIDEQ.PK), the global children's entertainment and merchandise licensing company, and Asatsu-DK Inc. ("ADK") and TV Tokyo, announced today that they have reached a settlement of the lawsuit brought against 4Kids by ADK and TV Tokyo, the licensors of the Yu-Gi-Oh! property.  The settlement agreement recognizes that the Yu-Gi-Oh! agreement among 4Kids, ADK and TV Tokyo is in full force and effect with 4Kids continuing to serve as the exclusive licensing agent for the merchandise licensing, television broadcast and home video rights to the Yu-Gi-Oh! property throughout the world outside of Asia.

The settlement agreement does not constitute an admission by any party of any liability or fault but rather reflects the decision by the parties to work together amicably for the continued success of the Yu-Gi-Oh! property.

"We are very pleased that the Yu-Gi-Oh! litigation has been settled," said Michael Goldstein, interim Chairman of 4Kids. "We are looking forward to continuing to work with our long-standing partners ADK, TV-Tokyo, Shueisha and Konami on the Yu-Gi-Oh! brand and on the new Yu-Gi-Oh! television series,"Zexal."

"The settlement of the litigation enables the Yu-Gi-Oh! Consortium and its partner 4Kids to focus all of their energy on the Yu-Gi-Oh! brand," said Makoto Nakamura, CEO and President of Nihon Ad Systems, a subsidiary of ADK.  "We are excited about the future of the Yu-Gi-Oh! property both in the US and worldwide."

About 4Kids Entertainment, Inc.
With U.S. headquarters in New York City, and international offices in London, 4Kids Entertainment, Inc. (Pink Sheets: KIDEQ.PK) is a global organization devoted to the creation, development, production, broadcasting, distribution, licensing and manufacturing of children's entertainment products.

Through its subsidiaries, 4Kids produces animated television series and films, distributes 4Kids produced or licensed animated television series for the domestic and international television and home video markets, licenses merchandising rights worldwide to 4Kids owned or represented properties, and operates websites to support 4Kids owned or represented properties.  Additionally, the Company programs and sells the national advertising time in "The CW4Kids" five-hour Saturday morning block on The CW television network.

Additional information is available on the www.4KidsEntertainment.com corporate website and at www.4Kids.tv.com.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company's control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company's properties and other factors could cause actual results to differ materially from the Company's expectations.